Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-141232, 333-188445, 333-119538, 333-196873, and 333-211155 on Form S-8 of Central Pacific Financial Corp. of our report dated February 23, 2022 relating to the financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP
Sacramento, California
February 23, 2022